                                                               EXHIBIT (d)(5)(i)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                                ING MUTUAL FUNDS

      This First Amendment, effective as of July 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 5th day of December, 2002 between ING Investments, LLC, an Arizona limited liability company (the "Manager") and ING Investment Management Advisors B.V., an indirect wholly owned subsidiary of ING Groep N.V., domiciled in the Hague, The Netherlands (the "Sub-Adviser") with regards to ING Emerging Countries Fund, ING Russia Fund, and ING Global Equity Dividend Fund, each a Series of ING Mutual Funds.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 2(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

      (ii) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

      The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                       ING INVESTMENTS, LLC

                                       By: /s/ Michael J. Roland
                                           -------------------------
                                           Michael J. Roland
                                           Executive Vice President

                                       ING INVESTMENT MANAGEMENT ADVISORS B.V.

                                       By: /s/ F. Moolhuizen & B. Pestiaux.
                                           -----------------------------------
                                           Name : F. Moolhuizen & B. Pestiaux.
                                           Title: Authorized Signaturies
                                                  July 31, 2003

                                      - 2 -